Exhibit 99.1
The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Reports Record Second-Quarter Results
•	Sales rise as global industrial demand remains strong
•	Earnings increase on execution of strategic initiatives, counteracting weaker automotive demand
•	Company expects record full-year earnings
     CANTON, Ohio — July 30, 2008 — The Timken Company (NYSE: TKR) today reported record sales of $1.54 billion in the second quarter of 2008, an increase of 14 percent over the same period a year ago. Strong sales in global industrial markets more than offset the impact of weaker North American automotive demand. During the quarter, the company benefited from its capacity-expansion initiatives, as well as the favorable impact of pricing, surcharges and currency.
     Second-quarter income from continuing operations was $88.9 million, or $0.92 per diluted share, compared to $55.6 million, or $0.58 per diluted share, in the second quarter a year ago. Excluding special items, income from continuing operations increased 33 percent to $92.4 million, or $0.96 per diluted share, for the second quarter of 2008, compared to $69.7 million, or $0.73 per diluted share, in the second quarter of 2007. Record second-quarter earnings benefited from favorable pricing, surcharges, volume and currency, which were partially offset by higher material costs and related LIFO charges. Second-quarter special items, net of tax, included manufacturing rationalization, impairment and restructuring charges totaling $3.5 million, compared to $14.1 million of similar charges in the second quarter of 2007.

The Timken Company
     “The company has pursued a deliberate strategy to transform Timken’s portfolio where we see a significant opportunity to drive profitable growth,” said James W. Griffith, Timken’s president and chief executive officer. “This strategy is allowing us to create higher levels of customer and shareholder value over time and contributed to record sales and earnings during the second quarter despite continued weakness in automotive markets. We are on pace to achieve record performance for the year as our strategic initiatives to add capacity and strengthen execution continue to take hold.”
     During the quarter, the company:
•	Completed another significant phase of Project O.N.E., Timken’s business process improvement and global systems initiative, now covering most of the company’s U.S. and European Bearing and Power Transmission operations; and

•	Began production at its new aerospace and precision products facility in Chengdu, China, and started shipping products from its new industrial bearing manufacturing plant in Chennai, India.
     Timken continued to strengthen its balance sheet during the quarter. Total debt at June 30, 2008, was $861.4 million, or 28.3 percent of capital. Net debt at June 30, 2008, was $786.6 million, or 26.5 percent of capital, compared to $805.1 million, or 28.0 percent of capital, at March 31, 2008. The company expects to generate strong free cash flow for the remainder of the year and to end 2008 with lower net debt and leverage than last year, providing additional financial capacity to pursue strategic investments.
     For the first half of 2008, sales were $2.97 billion, an increase of 13 percent from the same period in 2007. Income from continuing operations per diluted share for the first six months of 2008 was $1.80, compared to $1.36 last year. Special items, net of tax, in the first half of 2008 totaled $2.1 million of income compared to $2.3 million of expense in the prior-year period. These special items included a gain on a real estate divestment associated with a prior plant closure, partially offset

The Timken Company
by charges related to restructuring, rationalization and impairment. Excluding special items, income from continuing operations per diluted share in the first half of 2008 increased 28 percent to $1.78, versus $1.39 in the first half of 2007. During the first six months of 2008, the company benefited from strong industrial market demand, pricing, surcharges, mix and currency, which were partially offset by higher raw-material costs and related LIFO charges and the impact of lower automotive demand.
Bearings and Power Transmission Group Results
     The Bearings and Power Transmission Group had second-quarter sales of $1.06 billion, up 9 percent from $0.97 billion for the same period last year, resulting primarily from organic growth in the Process Industries and Aerospace and Defense segments, which was partially offset by weaker demand in the Mobile Industries segment. The group also benefited from the favorable impact of the Purdy acquisition and currency.
     Bearings and Power Transmission Group earnings before interest and taxes (EBIT) for the second quarter were $87.7 million, up 31 percent from $67.2 million in the second quarter of 2007, benefiting from strong global industrial demand, pricing and currency, which were partially offset by higher material costs and related LIFO charges, as well as weakness in North American automotive markets. The group also experienced higher manufacturing costs associated with serving strong industrial demand, compared to the year-ago period.
     For the first half of 2008, Bearings and Power Transmission Group sales were $2.11 billion, up 11 percent from the same period a year ago. First-half 2008 EBIT was $181.4 million, or 8.6 percent of sales, compared to EBIT of $121.6 million, or 6.4 percent of sales, in the first half of 2007.
Mobile Industries Segment Results
     In the second quarter, Mobile Industries sales were $628.2 million, a decrease of 1 percent from $632.5 million for the same period a year ago. Sales declined as a result of lower demand from the North American light-vehicle market sector, which

The Timken Company
included the effects of a strike in the automotive industry. Stronger demand in the heavy-truck, automotive aftermarket and off-highway market sectors, pricing and the impact of currency partially offset the drop in light-vehicle demand.
     Second-quarter 2008 EBIT was $12.0 million, down 51 percent from $24.6 million in the second quarter of 2007. Results benefited from pricing, currency and mix, which were more than offset by higher material costs and related LIFO charges, the impact of the strike and an increase in automotive accounts-receivable reserves.
     For the first half of 2008, Mobile Industries sales of $1.26 billion were up 2 percent from the same period a year ago. First-half 2008 EBIT was $38.6 million, or 3.1 percent of sales, compared to EBIT of $45.5 million, or 3.7 percent of sales, in the first half of 2007.
     During the second half of 2008, strength in the heavy-truck, automotive aftermarket and off-highway market sectors is expected to be more than offset by lower light-vehicle and rail demand. The favorable impact of pricing, mix, portfolio-management and restructuring initiatives on second-half 2008 earnings is anticipated to be more than offset by higher raw-material costs and related LIFO charges, as well as the impact of lower demand. The company expects full-year results to be comparable to 2007 for the Mobile Industries segment.
Process Industries Segment Results
     Process Industries had second-quarter sales of $328.4 million, up 23 percent from $266.2 million for the same period a year ago. The increase was driven by strong demand across broad industrial market sectors, new capacity coming online, pricing and currency.
     Second-quarter EBIT was $63.6 million, up 66 percent from $38.4 million in the prior-year period. EBIT performance benefited from strong volume, increased capacity for large-bore products, pricing and currency, partially offset by higher raw-material and manufacturing costs.

The Timken Company
     For the first half of 2008, Process Industries sales were $641.0 million, up 24 percent from the same period a year ago. First-half 2008 EBIT was $123.5 million, or 19.3 percent of sales, compared to EBIT of $65.4 million, or 12.7 percent of sales, in the first half of 2007.
     Timken expects to see continued top-line growth in the Process Industries segment in 2008 compared to 2007, particularly in market sectors where the company has focused its growth initiatives, including energy, heavy industry, distribution and in Asia. The company continues to expect strong results in Process Industries for the full year compared to 2007, although lower than the first half of 2008, tempered by higher raw-material costs.
Aerospace and Defense Segment Results
     Aerospace and Defense, which serves the defense, civil helicopter aviation and commercial original equipment and aftermarket sectors, had second-quarter sales of $105.7 million, up 42 percent from $74.4 million for the same period last year. The increase was driven primarily by the Purdy acquisition, completed in the fourth quarter of last year, as well as strong demand and favorable pricing. The Purdy acquisition accounted for approximately two-thirds of the overall increase in Aerospace and Defense sales.
     Second-quarter EBIT was $12.1 million, up 190 percent from $4.2 million in the prior-year period. Performance benefited from the Purdy acquisition and pricing, partially offset by investments in capacity expansions, including the aerospace and precision products plant in Chengdu, China, and higher manufacturing and logistics costs associated with managing strong demand through constrained facilities.
     For the first half of 2008, Aerospace and Defense sales were $207.8 million, up 40 percent from the same period a year ago. The Purdy acquisition accounted for approximately two-thirds of the sales increase. First-half 2008 EBIT was $19.3 million, or 9.3 percent of sales, compared to EBIT of $10.7 million, or 7.2 percent of sales, in the first half of 2007.

The Timken Company
     Timken expects aerospace demand to remain strong and performance to benefit from the integration of the Purdy acquisition and the segment’s broad end-market profile, resulting in performance during the second half of the year that is anticipated to be comparable to the first six months of 2008 and well above 2007 results.
Steel Group Results
     Sales for the Steel Group, including inter-group sales, were $518.9 million, an increase of 26 percent from $410.8 million for the same period last year. The increase was driven by raw-material surcharges and higher demand across all market sectors, except for automotive.
     Second-quarter EBIT was $80.3 million, up 22 percent from $65.9 million in the prior-year period. Compared to the same period a year ago, results benefited from volume, mix and surcharges, which were partially offset by higher raw-material and related LIFO charges, as well as higher manufacturing costs.
     For the first six months of 2008, Steel Group sales were $943.9 million, up 18 percent over the first half of last year. EBIT for the first half of 2008 was $133.7 million, or 14.2 percent of sales, compared to EBIT of $131.4 million, or 16.4 percent of sales in last year’s first half.
     Second-half 2008 Steel Group performance is expected to be below the first half of the year, and above the second half of 2007. The company continues to expect to benefit from volume, mix and surcharges, partially offset by higher raw-material and related LIFO charges, as well as increased manufacturing costs.
Outlook
     The company expects earnings per diluted share for 2008, excluding special items, to be $2.95 to $3.10 for the year and $0.65 to $0.75 for the third quarter, compared to $2.40 and $0.51, respectively, for the same periods in 2007. Industrial demand is expected to remain strong in 2008 as additional capacity comes online in key growth markets, while North American automotive demand is anticipated to decline. Timken will continue to pursue execution initiatives and portfolio optimization, as well as pricing and better working capital management to improve

The Timken Company
operating results and cash flow. The company expects these initiatives to contribute to record performance in 2008.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Wednesday, July 30, 2008
11 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 24735332

Replay Dial-In through Aug. 6, 2008:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.2 billion in 2007, operations in 27 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the future performance of the specific reporting segments and the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the completion of the company’s financial statements for the second quarter of 2008; fluctuations in raw-material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher raw-material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Mobile Industries Segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007, page 40 and in the company’s Form 10-Q for the quarter ended March 31, 2008. The company undertakes no obligation to update or revise any forward-looking statement.
###

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Dollars in thousands, except share data)	Q2 2008	Q2 2007	Six Months 08	Six Months 07	Q2 2008	Q2 2007	Six Months 08	Six Months 07

Net sales	$1,535,549	$1,349,231	$2,970,219	$2,633,744	$1,535,549	$1,349,231	$2,970,219	$2,633,744
Cost of products sold	1,190,937	1,050,532	2,312,696	2,067,183	1,190,937	1,050,532	2,312,696	2,067,183
Manufacturing rationalization/reorganization expenses - cost of products sold	868	10,720	2,242	22,563	—	—	—	—

Gross Profit	$343,744	$287,979	$655,281	$543,998	$344,612	$298,699	$657,523	$566,561
Selling, administrative & general expenses (SG&A)	195,352	178,980	372,490	341,953	195,352	178,980	372,490	341,953
Manufacturing rationalization/reorganization expenses — SG&A	1,251	649	2,059	1,979	—	—	—	—
(Gain) loss on divestitures	—	(38)	(8)	316	—	—	—	—
Impairment and restructuring	1,807	7,254	4,683	21,030	—	—	—	—

Operating Income	$145,334	$101,134	$276,057	$178,720	$149,260	$119,719	$285,033	$224,608
Other (expense)	(1,870)	(4,566)	(7,642)	(6,820)	(1,870)	(4,566)	(7,642)	(6,820)
Special items — other income	191	2,029	20,545	2,372	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$143,655	$98,597	$288,960	$174,272	$147,390	$115,153	$277,391	$217,788
Interest expense, net	(10,128)	(8,880)	(19,728)	(16,569)	(10,128)	(8,880)	(19,728)	(16,569)

Income From Continuing Operations Before Income Taxes	133,527	89,717	269,232	157,703	137,262	106,273	257,663	201,219
Provision for income taxes	44,584	34,116	95,824	27,848	44,857	36,547	86,395	69,018

Income From Continuing Operations	$88,943	$55,601	$173,408	$129,855	$92,405	$69,726	$171,268	$132,201

Income from discontinued operations net of income taxes, special items (3)	—	(275)	—	665	—	—	—	—
Income from discontinued operations net of income taxes, other (3)	—	—	—	—	—	—	—	—

Net Income	$88,943	$55,326	$173,408	$130,520	$92,405	$69,726	$171,268	$132,201

Earnings Per Share — Continuing Operations	$0.93	$0.59	$1.82	$1.38	$0.97	$0.74	$1.79	$1.40
Earnings Per Share — Discontinued Operations	—	—	—	—	—	—	—	—

Earnings Per Share	$0.93	$0.59	$1.82	$1.38	$0.97	$0.74	$1.79	$1.40

Diluted Earnings Per Share — Continuing Operations	$0.92	$0.58	$1.80	$1.36	$0.96	$0.73	$1.78	$1.39
Diluted Earnings Per Share — Discontinued Operations	—	—	—	0.01	—	—	—	—

Diluted Earnings Per Share	$0.92	$0.58	$1.80	$1.37	$0.96	$0.73	$1.78	$1.39

Average Shares Outstanding	95,604,374	94,514,074	95,440,281	94,245,696	95,604,374	94,514,074	95,440,281	94,245,696
Average Shares Outstanding-assuming dilution	96,507,960	95,566,119	96,256,051	95,195,785	96,507,960	95,566,119	96,256,051	95,195,785

BUSINESS SEGMENTS

(Dollars in thousands) (Unaudited)	Q2 2008	Q2 2007	Six Months 08	Six Months 07

Mobile Industries Segment
Net sales to external customers	$628,195	$632,497	$1,263,490	$1,241,952
Adjusted earnings (loss) before interest and taxes (EBIT) * (2)	12,040	24,616	38,649	$45,504
Adjusted EBIT Margin (2)	1.9%	3.9%	3.1%	3.7%

Process Industries Segment
Net sales to external customers	$327,547	$265,747	$639,716	$514,614
Intergroup sales	870	485	1,279	851

Total net sales	$328,417	$266,232	$640,995	$515,465
Adjusted earnings before interest and taxes (EBIT) * (2)	63,561	38,359	123,460	$65,423
Adjusted EBIT Margin (2)	19.4%	14.4%	19.3%	12.7%

Aerospace and Defense Segment
Net sales to external customers	$105,676	$74,370	$207,808	$148,084
Adjusted earnings before interest and taxes (EBIT) * (2)	12,126	4,183	19,303	$10,692
Adjusted EBIT Margin (2)	11.5%	5.6%	9.3%	7.2%

Total Bearings and Power Transmission Group
Net sales to external customers	$1,061,418	$972,614	$2,111,014	$1,904,650
Intergroup sales	870	485	1,279	851

Total net sales	$1,062,288	$973,099	$2,112,293	$1,905,501
Adjusted earnings before interest and taxes (EBIT) * (2)	87,727	67,158	181,412	121,619
Adjusted EBIT Margin (2)	8.3%	6.9%	8.6%	6.4%

Steel Group (3)
Net sales to external customers	$474,131	$376,617	$859,205	$729,094
Intergroup sales	44,797	34,152	84,711	71,967

Total net sales	$518,928	$410,769	$943,916	$801,061
Adjusted earnings before interest and taxes (EBIT) * (2)	80,318	65,888	133,697	131,414
Adjusted EBIT Margin (2)	15.5%	16.0%	14.2%	16.4%

Unallocated corporate expense	(19,303)	(17,526)	(35,728)	(33,754)

Intergroup eliminations income (expense) (4)	(1,352)	(367)	(1,990)	(1,491)

Consolidated
Net sales to external customers	$1,535,549	$1,349,231	$2,970,219	$2,633,744
Adjusted earnings before interest and taxes (EBIT) * (2)	$147,390	$115,153	$277,391	$217,788
Adjusted EBIT Margin (2)	9.6%	8.5%	9.3%	8.3%

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the Dec. 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale. Income From Discontinued Operations Net of Income Taxes, Other includes prior activity of Timken Latrobe Steel in accordance with the sales agreement.

(4)	Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Second Quarter				Six Months
	2008		2007		2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income	$88,943	$0.92	$55,326	$0.58	$173,408	$1.80	$130,520	$1.37

Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	868	0.01	10,720	0.11	2,242	0.02	22,563	0.24
Manufacturing rationalization/reorganization expenses — SG&A	1,251	0.01	649	0.01	2,059	0.02	1,979	0.02
(Gain) loss on divestiture	—	—	(38)	—	(8)	—	316	—
Impairment and restructuring	1,807	0.02	7,254	0.08	4,683	0.05	21,030	0.22
Special items — other (income)	(191)	—	(2,029)	(0.02)	(20,545)	(0.21)	(2,372)	(0.02)
Provision for income taxes (2)	(273)	—	(2,431)	(0.03)	9,429	0.10	(41,170)	(0.43)
Income from discontinued operations net of income taxes, special items (3)	—	—	275	—	—	—	(665)	(0.01)

Adjusted net income	$92,405	$0.96	$69,726	$0.73	$171,268	$1.78	$132,201	$1.39

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the quarter.

(3)	Discontinued Operations relates to the sale of Latrobe Steel on Dec. 8, 2006.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Second Quarter				Six Months
	2008		2007		2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS	$	EPS (1)	$	EPS (1)	$	EPS (1)

Income from continuing operations	$88,943	$0.92	$55,601	$0.58	$173,408	$1.80	$129,855	$1.36

Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	868	0.01	10,720	0.11	2,242	0.02	22,563	0.24
Manufacturing rationalization/reorganization expenses — SG&A	1,251	0.01	649	0.01	2,059	0.02	1,979	0.02
(Gain) loss on divestiture	—	—	(38)	—	(8)	—	316	—
Impairment and restructuring	1,807	0.02	7,254	0.08	4,683	0.05	21,030	0.22
Special items — other (income)	(191)	—	(2,029)	(0.02)	(20,545)	(0.21)	(2,372)	(0.02)
Provision for income taxes (2)	(273)	—	(2,431)	(0.03)	9,429	0.10	(41,170)	(0.43)

Adjusted income from continuing operations	$92,405	$0.96	$69,726	$0.73	$171,268	$1.78	$132,201	$1.39

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the quarter.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2008 full year and third quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2008 and if so, in what amount.

Reconciliation of GAAP Income from Continuing Operations before Income Taxes
This reconciliation is provided as additional relevant information about the company’s performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission Group adjusted EBIT are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Second Quarter		Six Months
	2008	2007	2008	2007
(Thousands of U.S. dollars) (Unaudited)	$	$	$	$

Income from Continuing Operations before Income Taxes	$133,527	$89,717	$269,232	$157,703

Pre-tax reconciling items:
Interest expense	11,643	10,078	22,640	19,723
Interest (income)	(1,515)	(1,198)	(2,912)	(3,154)
Manufacturing rationalization/reorganization expenses - cost of products sold	868	10,720	2,242	22,563
Manufacturing rationalization/reorganization expenses — SG&A	1,251	649	2,059	1,979
(Gain) loss on divestiture	—	(38)	(8)	316
Impairment and restructuring	1,807	7,254	4,683	21,030
Special items — other (income)	(191)	(2,029)	(20,545)	(2,372)

Consolidated adjusted earnings before interest and taxes (EBIT)	$147,390	$115,153	$277,391	$217,788

Steel Group adjusted earnings before interest and taxes (EBIT)	(80,318)	(65,888)	(133,697)	(131,414)
Unallocated corporate expense	19,303	17,526	35,728	33,754
Intergroup eliminations expense (income)	1,352	367	1,990	1,491

Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$87,727	$67,158	$181,412	$121,619

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Dollars in thousands) (Unaudited)	June 30, 2008	March 31, 2008	Dec. 31, 2007

Short-term debt	$302,059	$148,032	$142,568
Long-term debt	559,315	725,239	580,587

Total Debt	861,374	873,271	723,155
Less: Cash and cash equivalents	(74,735)	(68,206)	(30,144)

Net Debt	$786,639	$805,065	$693,011

Shareholders’ equity	$2,178,173	$2,069,493	$1,960,669

Ratio of Total Debt to Capital	28.3%	29.7%	26.9%
Ratio of Net Debt to Capital (Leverage)	26.5%	28.0%	26.1%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity. Management believes Net Debt is more indicative of Timken’s financial position, due to the amount of cash and cash equivalents.

CONDENSED CONSOLIDATED BALANCE SHEET	June 30,	Dec 31,
(Dollars in thousands) (Unaudited)	2008	2007

ASSETS
Cash & cash equivalents	$74,735	$30,144
Accounts receivable	909,409	748,483
Inventories	1,247,759	1,087,712
Other current assets	165,044	178,912

Total Current Assets	2,396,947	2,045,251
Property, plant & equipment	1,774,744	1,722,081
Goodwill	277,759	271,784
Other assets	345,429	340,121

Total Assets	$4,794,879	$4,379,237

LIABILITIES
Accounts payable & other liabilities	$576,630	$528,052
Short-term debt	302,059	142,568
Income taxes	33,897	21,787
Accrued expenses	220,502	212,015

Total Current Liabilities	1,133,088	904,422
Long-term debt	559,315	580,587
Accrued pension cost	158,879	169,364
Accrued postretirement benefits cost	658,633	662,379
Other non-current liabilities	106,791	101,816

Total Liabilities	2,616,706	2,418,568

SHAREHOLDERS’ EQUITY	2,178,173	1,960,669

Total Liabilities and Shareholders’ Equity	$4,794,879	$4,379,237

	For the three months ended		For the six months ended
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands) (Unaudited)	2008	2007	2008	2007

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$88,943	$55,326	$173,408	$130,520
Earnings from discontinued operations	—	275	—	(665)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,605	47,975	117,080	102,475
Pension and other postretirement expense	18,129	27,738	43,940	60,471
Pension and other postretirement benefit payments	(15,914)	(41,693)	(41,781)	(98,544)
Accounts receivable	(61,169)	(11,481)	(132,793)	(76,257)
Inventories	(52,105)	6,273	(120,683)	(11,518)
Accounts payable and accrued expenses	56,930	29,272	54,957	(23,343)
Other	1,847	(17,085)	(10,773)	6,819

Net Cash Provided by Operating Activities — Continuing Operations	96,266	96,600	83,355	89,958
Net Cash (Used) Provided by Operating Activities — Discontinued Operations	—	(275)	—	665

Net Cash Provided by Operating Activities	96,266	96,325	83,355	90,623

INVESTING ACTIVITIES
Capital expenditures	(75,030)	(64,037)	(127,447)	(124,979)
Other	(1,040)	8,833	28,135	11,957
Divestments	—	—	—	—
Acquisitions	(1,577)	—	(56,906)	(1,523)

Net Cash Used by Investing Activities	(77,647)	(55,204)	(156,218)	(114,545)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(16,389)	(15,249)	(32,709)	(30,401)
Net proceeds from common share activity	14,121	18,759	15,708	30,645
Net borrowings (payments) on credit facilities	(12,416)	(74,668)	127,140	(7,853)

Net Cash (Used) Provided by Financing Activities	(14,684)	(71,158)	110,139	(7,609)

Effect of exchange rate changes on cash	2,594	2,558	7,315	3,798

Increase (Decrease) in Cash and Cash Equivalents	6,529	(27,479)	44,591	(27,733)
Cash and Cash Equivalents at Beginning of Period	68,206	100,818	30,144	101,072

Cash and Cash Equivalents at End of Period	$74,735	$73,339	$74,735	$73,339